As filed with the Securities and Exchange Commission on September 25, 2009.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTEROIL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Yukon Territory, Canada (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)
Level 1
60-92 Cook Street
Cairns, Queensland 4870, Australia
Telephone Number: +61 (7) 4046-4600
(Address of Principal Executive Offices and Zip Code)
InterOil Corporation 2009 Stock Incentive Plan
(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and Address of Agent For Service)
Copy to:
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attn: William B. Nelson
(713) 547-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of		Offering Price Per	Aggregate Offering	Registration Fee
Securities to be Registered	Amount to be Registered	Share (1)	Price (1)	(1)
Common Shares (2)	2,000,000 Common Shares	$37.50	$75,000,000.00	$4,185.00

(1)	Computed pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sale prices for the Common Shares of InterOil Corporation, as reported on the New York Stock Exchange on September 24, 2009 ($37.50 per share).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional Common Shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the InterOil Corporation 2009 Stock Incentive Plan described herein. In addition, this registration statement shall be deemed to cover rights pursuant to the Shareholder Rights Plan Agreement, dated as of May 28, 2007, between InterOil Corporation and Computershare Investor Services Inc., as Rights Agent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     This registration statement is being filed for the purpose of registering 2,000,000 Common Shares of InterOil Corporation (the “Company”), to be issued pursuant to the InterOil Corporation 2009 Stock Incentive Plan (the “2009 Plan”). The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the 2009 Plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), and any other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act, are available without charge by contacting: Corporate Secretary, InterOil Corporation, Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•	Audited comparative consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, together with the auditors’ notes thereon;

•	Management Discussion and Analysis dated March 27, 2009, as amended, for the year ended December 31, 2008;

•	Annual Information Form dated March 27, 2009 for the year ended December 31, 2008;

•	Information Circular dated May 19, 2009 relating to the annual meeting of shareholders held on June 19, 2009;

•	Management Discussion and Analysis dated May 12, 2009 for the three-month period ended March 31, 2009;

•	Management Discussion and Analysis dated August 5, 2009 for the three-month period ended June 30, 2009;

•	Unaudited comparative interim consolidated financial statements for the three-month periods ended March 31, 2009 and 2008, together with notes thereto;

•	Unaudited comparative interim consolidated financial statements for the three-month and six-month periods ended June 30, 2009 and 2008, together with notes thereto;

•	Reports of Foreign Private Issuer on Forms 6-K and 6-K/A filed January 7, 2009, January 13, 2009, January 14, 2009, January 20, 2009, January 22, 2009, January 30, 2009, February 17, 2009, February 23, 2009, March 2, 2009, March 2, 2009, March 5, 2009, March 18, 2009, March 24, 2009, March 30, 2009, March 31, 2009, April 6, 2009, May 8, 2009, May 13, 2009, May 13, 2009, May 26, 2009, May 26, 2009, May 29, 2009, June 4, 2009, June 9, 2009, June 19, 2009, June 19,

2009, July 2, 2009, July 22, 2009, July 27, 2009, August 6, 2009, August 24, 2009, September 8, 2009, September 16, 2009, and September 17, 2009; and

•	The description of our Common Shares contained in the registration statement on Form 8-A filed with the Commission on March 27, 2009, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our Common Shares.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the 2009 Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequent filed amendment to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 5.1 to 5.4 of the By-Law No. 1 of the Company (the “By-Laws”) provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), in part as follows:
“5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:
     a) He acted honestly and in good faith with a view to the best interests of the Corporation; and
     b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).
5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.

5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.”
     The provisions of Sections 5.1 and 5.2 of the By-Laws are in accordance with Sections 126(1) and 126(2) of the Act, which deal with indemnification of directors and officers against actions by third parties and indemnification of directors and officers against actions by the Company, respectively.
     The provisions of Section 5.4 of the By-Laws are subject to the provisions of Section 126(4) of the Act, which provide that the insured must have acted honestly and in good faith with a view to the best interests of the Company.
     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Articles of Continuance of the Company (incorporated by reference to Appendix B of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Company (incorporated by reference to Appendix C of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Company and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5	Specimen Stock Certificate of the Company’s Common Shares (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form 8-A filed March 27, 2009).

4.6	Form of Rights Certificate (incorporated by reference to Schedule A of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007)

5.1*	Opinion of Lackowicz, Shier & Hoffman as to the legality of the securities registered hereby

23.1*	Consent of Lackowicz, Shier & Hoffman (set forth in its opinion filed as Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (set forth on the signature page hereof)

*	Filed herewith

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cairns, Australia, on September 25, 2009.

INTEROIL CORPORATION
By:	/s/ Phil Mulacek
	Name:	Phil Mulacek
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints Phil Mulacek and Mark Laurie, and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2009.

Signature	Title

/s/ Phil Mulacek Phil Mulacek	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Collin Visaggio Collin Visaggio	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Christian Vinson Christian Vinson	Director and Executive Vice President

/s/ Gaylen Byker Gaylen Byker	Director

/s/ Roger Grundy Roger Grundy	Director

/s/ Edward Speal Edward Speal	Director

/s/ Roger Lewis Roger Lewis	Director

/s/ William Jasper III William Jasper III	President and Chief Operating Officer

/s/ Mark Laurie Mark Laurie	General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Articles of Continuance of the Company (incorporated by reference to Appendix B of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Company (incorporated by reference to Appendix C of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Company and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5	Specimen Stock Certificate of the Company’s Common Shares (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form 8-A filed March 27, 2009).

4.6	Form of Rights Certificate (incorporated by reference to Schedule A of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007)

5.1*	Opinion of Lackowicz, Shier & Hoffman as to the legality of the securities registered hereby

23.1*	Consent of Lackowicz, Shier & Hoffman (set forth in its opinion filed as Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (set forth on the signature page hereof)

*	Filed herewith